EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Continucare Corporation

We have audited the accompanying consolidated balance sheets of Continucare Corporation as of June 30, 2011 and 2010, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continucare Corporation at June 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Continucare Corporation's internal control over financial reporting as of June 30, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 7, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
September 7, 2011

 CONTINUCARE CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$50,480,963	$37,542,445
Certificate of deposit	-	668,755
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $23,889,000 and $23,394,000 at June 30, 2011 and 2010, respectively	19,575,901	18,920,388
Prepaid expenses and other current assets	4,870,628	2,631,136
Deferred income tax assets	642,844	140,057
Total current assets	75,570,336	59,902,781
Property and equipment, net	16,084,193	12,728,184
Goodwill	79,625,601	73,994,444
Intangible assets, net of accumulated amortization of approximately $6,602,000 and $4,705,000 at June 30, 2011 and 2010, respectively	6,307,565	4,296,507
Deferred income tax assets	3,178,884	2,830,929
Other assets, net	138,429	112,747
Total assets	$180,905,008	$153,865,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,754,938	$810,376
Accrued expenses and other current liabilities	8,608,832	9,041,162
Income taxes payable	262,261	590,673
Total current liabilities	10,626,031	10,442,211
Deferred income tax liabilities	8,078,793	7,145,507
Other liabilities	183,382	249,248
Total liabilities	18,888,206	17,836,966
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 60,663,266 shares issued and outstanding at June 30, 2011 and 60,504,012 shares issued and outstanding at June 30, 2010	6,066	6,050
Additional paid-in capital	109,936,415	107,860,204
Accumulated earnings	52,074,321	28,162,372
Total shareholders’ equity	162,016,802	136,028,626
Total liabilities and shareholders’ equity	$180,905,008	$153,865,592

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended June 30,
	2011	2010	2009

Revenue	$333,458,208	$310,791,463	$281,270,360
Operating expenses:
Medical services:
Medical claims	216,226,209	208,857,229	199,167,856
Other direct costs	38,892,426	31,484,513	28,456,121
Total medical services	255,118,635	240,341,742	227,623,977
Administrative payroll and employee benefits	16,297,890	16,308,854	12,655,975
General and administrative	22,140,000	18,021,123	16,261,750
Merger transaction expenses	2,487,939	-	-
Total operating expenses	296,044,464	274,671,719	256,541,702
Income from operations	37,413,744	36,119,744	24,728,658
Interest income (expense), net	199,523	(50,084)	152,784
Income before income tax provision	37,613,267	36,069,660	24,881,442
Income tax provision	13,701,318	13,893,353	9,600,321
Net income	$23,911,949	$22,176,307	$15,281,121

Net income per common share:
Basic	$.39	$.37	$.25
Diluted	$.38	$.36	$.24

Weighted average common shares outstanding:
Basic	60,584,930	59,777,789	61,405,620
Diluted	62,439,900	61,565,397	62,488,340

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			Additional	Accumulated	Total
	Common Stock		Paid-In	Earnings	Shareholders’
	Shares	Amount	Capital	(Deficit)	Equity

Balance at June 30, 2008	64,796,303	$6,480	$114,514,853	$(9,295,056)	$105,226,277

Recognition of compensation expense related to issuance of stock options	-	-	1,163,472	-	1,163,472

Excess tax benefits related to exercise of stock options	-	-	116,593	-	116,593

Issuance of stock upon exercise of stock options	13,750	1	23,374	-	23,375

Repurchase and retirement of common stock	(5,419,004)	(542)	(10,607,773)	-	(10,608,315)

Net income	-	-	-	15,281,121	15,281,121

Balance at June 30, 2009	59,391,049	5,939	105,210,519	5,986,065	111,202,523

Recognition of compensation expense related to issuance of stock options	-	-	1,391,768	-	1,391,768

Excess tax benefits related to exercise of stock options	-	-	1,374,921	-	1,374,921

Issuance of stock upon exercise of stock options	1,448,220	145	1,417,176	-	1,417,321

Shares withheld in connection with exercise of stock options	(335,257)	(34)	(1,408,079)	-	(1,408,113)

Purchase of noncontrolling interest in sleep diagnostic centers	-	-	(126,101)	-	(126,101)

Net income	-	-	-	22,176,307	22,176,307

Balance at June 30, 2010	60,504,012	6,050	107,860,204	28,162,372	136,028,626

Recognition of compensation expense related to issuance of stock options	-	-	1,823,107	-	1,823,107

Excess tax benefits related to exercise of stock options	-	-	164,411	-	164,411

Issuance of stock upon exercise of stock options	255,500	26	455,174	-	455,200

Shares withheld in connection with exercise of stock options	(96,246)	(10)	(366,481)	-	(366,491)

Net income	-	-	-	23,911,949	23,911,949

Balance at June 30, 2011	60,663,266	$6,066	$109,936,415	$52,074,321	$162,016,802

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,911,949	$22,176,307	$15,281,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,134,437	2,895,621	2,303,327
Change in liability for unrecognized tax benefit	(899,357)	-	-
Gain on change in fair value of contingent consideration	(620,946)	-	-
Loss on impairment of fixed assets	-	96,000	-
Loss on disposal of fixed assets	19,821	18,668	65,760
Provision for bad debts	392,702	118,895	-
Compensation expense related to issuance of stock options	1,823,107	1,391,768	1,163,472
Excess tax benefits related to exercise of stock options	(164,411)	(1,374,921)	(116,593)
Deferred income tax expense	82,544	675,796	230,923
Changes in operating assets and liabilities:
Due from HMOs, net	(655,513)	(1,596,789)	(1,997,816)
Prepaid expenses and other current assets	(60,643)	88,596	(104,129)
Other assets, net	(8,216)	56,365	42,735
Accounts payable	676,841	137,270	249,587
Accrued expenses and other current liabilities	(229,780)	3,270,660	(33,689)
Income taxes payable	(328,412)	(984,838)	549,398
Net cash provided by operating activities	28,074,123	26,969,398	17,634,096

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of certificates of deposit	-	(10,705)	(682,948)
Proceeds from maturities of certificates of deposit	668,755	575,603	723,442
Acquisition of sleep diagnostic centers, net of cash acquired	(11,497,530)	(1,507,858)	-
Purchase of property and equipment	(4,372,181)	(3,337,260)	(3,100,935)
Net cash used in investing activities	(15,200,956)	(4,280,220)	(3,060,441)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(187,769)	(300,584)	(115,225)
Proceeds from exercise of stock options	455,200	1,417,287	23,375
Shares withheld in connection with exercise of stock options	(366,491)	(1,408,079)	-
Excess tax benefits related to exercise of stock options	164,411	1,374,921	116,593
Purchase of noncontrolling interest in sleep diagnostic centers	-	(126,101)	-
Repurchase of common stock	-	-	(10,608,315)
Net cash provided by (used in) financing activities	65,351	957,444	(10,583,572)

Net increase in cash and cash equivalents	12,938,518	23,646,622	3,990,083
Cash and cash equivalents at beginning of fiscal year	37,542,445	13,895,823	9,905,740
Cash and cash equivalents at end of fiscal year	$50,480,963	$37,542,445	$13,895,823

CONTINUCARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Year Ended June 30,
	2011	2010	2009
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:

Purchase of equipment, furniture and fixtures with proceeds of capital lease obligations	$184,941	$228,413	$123,831
Retirement of treasury stock	$-	$-	$10,608,315

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for taxes	$14,450,184	$13,870,000	$8,820,000
Cash paid for interest	$19,675	$19,041	$16,255

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

General

Continucare Corporation (“we”, “us”, “our”, “Continucare” or the “Company”), is primarily a provider of primary care physician services on an outpatient basis in Florida.  We provide medical services to patients through employee physicians, advanced registered nurse practitioners and physicians’ assistants.  Additionally, we provide medical management services to independent physician affiliates (“IPAs”). Also, through our subsidiary, Seredor Corporation, we operate sleep diagnostic centers in fifteen states.  Substantially all of our revenue is derived from managed care agreements with three health maintenance organizations, Humana Medical Plans, Inc. (“Humana”), Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”), and Wellcare Health Plans, Inc. and its affiliated companies (“Wellcare”) (collectively, the “HMOs”).  We began operating as a public company in 1996 as the successor to a Florida corporation originally incorporated in 1986.  All references to a “Fiscal” year refer to our fiscal year which ends June 30.

Merger Transaction

On June 26, 2011, Continucare entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Metropolitan Health Networks, Inc. (“Metropolitan”) and Cab Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Metropolitan (“Merger Subsidiary”), providing for the merger of Continucare with Merger Subsidiary.  Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of directors of the respective parties, Merger Subsidiary will be merged with and into Continucare (the “Merger”), with Continucare surviving the Merger as a wholly owned subsidiary of Metropolitan.

On August 22, 2011, at a Special Meeting of Shareholders, the Merger Agreement and the transactions contemplated thereby were approved by Continucare stockholders.  Assuming all conditions to closing are met, Continucare and Metropolitan expect to close the acquisition on or about the end of September 2011.  There can be no assurance that the acquisition will close.

At the effective time of the Merger, each share of Continucare common stock outstanding immediately prior to the effective time (other than shares owned by Continucare, Metropolitan, or shareholders who have properly demanded and perfected appraisal rights under Florida law) will be converted into the right to receive $6.25 in cash, without interest, and 0.0414 of a share of Metropolitan common stock (the “Merger Consideration”).  No fractional shares of Metropolitan common stock will be issued in the Merger, and Continucare’s stockholders will receive cash in lieu of fractional shares, if any, of Metropolitan common stock.  Each share of Metropolitan common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by the Merger.  Upon completion of the transaction, Continucare stockholders will own approximately 5.8% of Metropolitan’s outstanding common stock.

At the effective time of the Merger, each issued and outstanding option to purchase Continucare common stock will become fully vested and be cancelled in exchange for the right to receive an amount of cash equal to $6.45 less the per share exercise price of the option, subject to withholding taxes.

The value of the equity consideration portion of the Merger Consideration is subject to change based upon changes in the market price of Metropolitan’s common stock prior to closing.  The total value of the transaction is approximately $416 million, excluding transaction and financing fees.

In the event that a party fails to satisfy its covenants or representations under the Merger Agreement, the agreement provides customary termination rights, and, under certain circumstances, a $12 million termination fee and up to $1.5 million of expense reimbursement.  If, under certain circumstances, the Merger Agreement is terminated as a result of the Merger not being consummated on or before November 1, 2011 and if, within 12 months following the date of termination, Continucare enters into a written agreement, arrangement or understanding regarding an alternative acquisition proposal, then Continucare will be required to pay Metropolitan a termination fee of $9 million and up to $1.5 million of expense reimbursement.  Upon the termination of the Merger Agreement under specified circumstances, including, among others, Metropolitan’s failure to obtain financing required to complete the acquisition, after all of the other conditions to closing have been met, Metropolitan will be required to pay Continucare a $12 million termination fee and up to $1.5 million of expense reimbursement.  If, under certain circumstances, Continucare does not generate a targeted minimum cash amount of $51.7 million by November 1, 2011, the Merger Agreement may be terminated by Metropolitan and neither party will be required to pay the other party a termination fee or an expense reimbursement.

In connection with the Merger Agreement, Phillip Frost, M.D., a member of the board of directors of Continucare, and certain entities related to Dr. Frost, who in the aggregate beneficially own approximately 26 million shares of Continucare common stock, representing approximately 43% of the outstanding common stock of Continucare, in their capacities as shareholders of Continucare, executed a voting agreement with Metropolitan, dated June 26, 2011 (the “Voting Agreement”), which requires, among other things, such shareholders to vote their shares of Continucare common stock in favor of the Merger Agreement and the transactions contemplated thereby.  The Voting Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) a written agreement of the parties to terminate the Voting Agreement and (iii) the effective time of the Merger.

In connection with the Merger Agreement, Richard Pfenniger, Continucare’s Chairman of the Board, Chief Executive Officer and President, and Fernando Fernandez, Continucare’s Senior Vice President--Finance, Chief Financial Officer and Treasurer, each entered into a Change in Control and Separation Agreement with Metropolitan, pursuant to which, upon completion of the Merger (a) Metropolitan will pay to Mr. Pfenniger $475,000 (less applicable taxes) over a twelve month period beginning no later than 30 days after completion of the Merger in accordance with Metropolitan’s normal payroll policies and a lump sum payment of $20,262, which is the value of one year of welfare benefits and (b) Metropolitan will pay to Mr. Fernandez $256,000 (less applicable taxes) over a twelve month period beginning no later than 90 days after completion of the Merger in accordance with Metropolitan’s normal payroll policies and a lump sum payment of $32,886, which is the value of one year of welfare benefits. In addition, if the Merger is completed, Mr. Pfenniger’s and Mr. Fernandez’s employment with Metropolitan (as the parent of Continucare, if the Merger is completed) will terminate, in the case of Mr. Pfenniger, at the effective time of the Merger and, in the case of Mr. Fernandez, on February 15, 2012 (or prior to that date on 30 days’ written notice from one party to the other), and both Mr. Pfenniger and Mr. Fernandez will be paid in one single payment on Metropolitan’s first payroll date after termination of employment an amount equal to: (i) any accrued but unpaid base salary and any bonus payments as of the termination of employment, (ii) any payments with respect to vacations earned but unused through the termination of employment, and (iii) any amount due as reimbursement of expenses incurred before the termination of employment. The Change in Control and Separation Agreements also contain certain covenants regarding confidentiality of information, non-competition and non-solicitation of Continucare employees by each of Mr. Pfenniger and Mr. Fernandez applicable until the first anniversary of the termination of their employment. No payments under the severance agreements will be made and the parties will have no obligations to one another under the severance agreements if the Merger is not completed.

Acquisitions

In August 2010 and September 2010, we acquired three operators of sleep diagnostic centers and a related entity that provides continuous positive airway pressure (CPAP) devices and supplies.  The three acquired operators of sleep diagnostic centers operate a combined 58 sleep diagnostic centers in nine states.  The aggregate total purchase price for these acquired entities consisted of cash consideration paid of $11.2 million and future contingent cash consideration up to a maximum of $2.0 million subject to the achievement of certain future earnings targets.  We accrued $1.5 million of the contingent cash consideration based on a preliminary fair value estimate on the acquisition date, which was determined using significant unobservable inputs (Level 3) in a probability-weighted income approach, discounted to present value using a weighted-average cost of capital.  In April 2011, we paid $0.7 million of the contingent cash consideration resulting in a remaining maximum contingent cash consideration of $1.0 million and a decrease in the accrued liability to $0.8 million.  During the three-month period ended June 30, 2011, we re-measured the estimated fair value of the contingent cash consideration and based on changes in future earnings estimates of the acquired entities, we recorded an adjustment to reduce the related accrued liability by $0.6 million to $0.2 million as of June 30, 2011 and increase income from operations by $0.6 million.  We will re-measure the estimated fair value of the contingent cash consideration on a quarterly basis and any subsequent adjustments based on actual payments or revised estimates will be recognized in the condensed consolidated statements of income during the period of adjustment.  The revenues, expenses and results of operations of the acquired companies have been included in our condensed consolidated statements of income from the dates of acquisition.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies followed by us is as follows:

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Because of the inherent uncertainties of this process, actual results could differ from those estimates. Such estimates include the recognition of revenue, the recoverability of intangible assets, the collectibility of receivables, the realization of deferred income tax assets and the accrual for incurred but not reported (“IBNR”) claims.

Fair Value of Financial Instruments
Our financial instruments consist mainly of cash and cash equivalents, certificates of deposit, amounts due from HMOs, accounts payable, and capital lease obligations.  The carrying amounts of our cash and cash equivalents, certificates of deposit, amounts due from HMOs, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments.  At June 30, 2011 and 2010, the carrying value of our capital lease obligations approximate fair value based on the terms of the obligations.

Cash and Cash Equivalents
We define cash and cash equivalents as those highly-liquid investments purchased with maturities of three months or less from the date of purchase.

Certificates of Deposit
Certificates of deposit have original maturities of greater than three months.  Included in the consolidated balance sheet as of June 30, 2010 was one certificate of deposit for approximately $0.7 million which exceeded the $250,000 Federal Deposit Insurance Corporation limit.

Due from HMOs
Under the terms of our contracts with our HMO affiliates, we have the right to offset amounts due to our HMO affiliates against amounts our respective HMO affiliates owe us and each of our HMO affiliates has a comparable right.

Our HMO affiliates process and pay medical claims and certain other costs on our behalf.  Based on the terms of the contracts with our HMO affiliates, we receive a net payment from our HMO affiliates that is calculated by offsetting revenue earned with medical claims expense, which is calculated as claims paid on our behalf plus an amount reserved for claims incurred but not reported.  Therefore, the amounts due from the HMOs are presented on the balance sheet net of an estimated liability for claims incurred but not reported, which is calculated based on historical data adjusted for payment patterns, cost trends, utilization of health care services and other relevant factors.  In the event medical claims expense exceeds revenue, our HMO affiliates have the right to offset future payments owed to us by the amount of such deficit.

Property and Equipment
Equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the underlying assets’ useful lives or the term of the lease, whichever is shorter.  The buildings and land purchased in connection with the acquisition of Miami Dade Health Centers, Inc. and its affiliated companies (collectively, the “MDHC Companies”) were recorded at their estimated fair values as of the date of the acquisition.  The buildings are depreciated using the straight-line method over their estimated useful lives which approximate forty years.  Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.

Goodwill and Other Intangible Assets
We do not amortize goodwill and intangible assets with indefinite useful lives.  We review goodwill and intangible assets with indefinite useful lives annually for impairment, or more frequently if certain indicators arise. We amortize intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual values and also review for impairment annually, or more frequently if certain indicators arise.  Indicators of an impairment include, among other things, a significant adverse change in legal factors or the business climate, the loss of a key HMO contract, an adverse action by a regulator, unanticipated competition, loss of key personnel or allocation of goodwill to a portion of a business that is to be sold.

The goodwill impairment test requires the allocation of goodwill and all other assets and liabilities to reporting units.  We have determined that we have two reporting units: Provider Services and Sleep Diagnostic Services.  Our goodwill impairment reviews are determined using a two-step process.  The first step of the process is to compare the fair value of a reporting unit with its carrying amount, or book value, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill.  The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  We perform the annual impairment test as of May 1st of each year.  Should it later be determined that an indicator of impairment has occurred, we would be required to perform an additional impairment test.  No impairment charges were required during the fiscal years ended June 30, 2011, 2010 or 2009.

Share-Based Payment
We recognize compensation costs in our financial statements related to our stock-based payment transactions over the period services are rendered according to the fair value of the stock-based awards issued.

Earnings Per Share
Basic earnings per share is computed by dividing net income or loss by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings (see Note 6).

Revenue Recognition
We provide services to patients on either a capitated monthly fee arrangement with HMOs or under a fee for service arrangement.  The percentage of total revenue relating to Humana approximated 69%, 72% and 72% for Fiscal 2011, 2010 and 2009, respectively.  The percentage of total revenue relating to Vista approximated 19%, 20% and 18% for Fiscal 2011, 2010 and 2009, respectively.  The percentage of total revenue relating to Wellcare approximated 5%, 6% and 8% for Fiscal 2011, 2010 and 2009, respectively.

Under our risk contracts with HMOs, we receive a percentage of premium or other capitated fee for each patient that chooses one of our physicians as their primary care physician.  Revenue under these agreements is generally recorded in the period we assume responsibility to provide services at the rates then in effect as determined by the respective contract.  As part of the Medicare Advantage program, CMS periodically recomputes the premiums to be paid to the HMOs based on updated health status of participants and updated demographic factors.  In addition, the premiums paid to the HMOs are subject to periodic adjustment based on CMS’s risk corridor adjustment methodology related to the Medicare Prescription Drug Plan.  We record adjustments to revenue at the time that the information necessary to make the determination of the adjustment is received from the HMO or the applicable government body and it is determined that the collectibility of such adjustments is reasonably assured or the likelihood of repayment is probable.  The net effect of these premium adjustments included in revenue were favorable retroactive Medicare adjustments of $0.1 million, $0.4 million and $0.9 million for Fiscal 2011, 2010 and 2009, respectively.

Under our risk agreements, we assume responsibility for the cost of all medical services provided to the patient, even those we do not provide directly, in exchange for a percentage of premium or other capitated fee.  To the extent that patients require more frequent or expensive care, our revenue under a contract may be insufficient to cover the costs of care provided.  When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated capitated revenue on those contracts, we recognize losses on our prepaid health care services with HMOs.  No contracts were considered loss contracts at June 30, 2011 and June 30, 2010 because we have the right to terminate unprofitable physicians and close unprofitable centers under our managed care contracts.

Our HMO contracts have various expiration dates ranging from one to three years with automatic renewal terms.  Upon negotiation of any of the HMO contracts, the expiration dates may be extended beyond the automatic renewal terms.

Under our limited risk and non-risk contracts with HMOs, we receive a capitation fee or management fee based on the number of patients for which we provide services on a monthly basis.  Under our limited risk contracts, we also receive a percentage of the surplus generated as determined by the respective contract.  The fees and our portion of the surplus generated under these arrangements are recorded as revenue in the period in which services are provided as determined by the respective contract.

Payments under both our risk contracts and our non-risk contracts (for both the Medicare Advantage program as well as Medicaid) are also subject to reconciliation based upon historical patient enrollment data.  We record any adjustments to this revenue at the time that the information necessary to make the determination of the adjustment is received from the HMO or the applicable governmental body.

Medical Service Expense
We contract with or employ various health care providers to provide medical services to our patients. Primary care physicians are compensated on either a salary or capitation basis. For patients enrolled under risk managed care contracts, the cost of specialty services are paid on either a fee for service, per diem or capitation basis.

The cost of health care services provided or contracted for is accrued in the period in which the services are provided.  This cost includes an estimate of the related liability for medical claims incurred but not yet reported that is primarily based on historical claims experience and current factors such as unusually high or low utilization and benefit changes provided under HMO plans.  Estimates are adjusted as changes in these factors occur and such adjustments are reported in the period of determination.  We use an actuarial analysis as an additional tool to further corroborate our estimate of the related liability for medical claims incurred but not yet reported.

Stop-loss Insurance
Our health care costs are limited through agreements with the HMOs.  The HMOs charge us a per member per month fee that limits our health care costs for any individual patient.  Health care costs in excess of annual limits are generally handled directly by the HMOs and we are not entitled to and do not receive any related insurance recoveries.

Other Comprehensive Income
We had no comprehensive income items other than net income for all years presented.

Subsequent Events
We evaluated subsequent events for recognition or disclosure through the time these financial statements were filed in this Annual Report on Form 10-K.

NOTE 3 – GOODWILL AND OTHER INTANGIBLE ASSETS

The most significant component of the goodwill and other intangible assets included in the accompanying consolidated balance sheets consists of the goodwill and other intangible assets recorded in connection with the acquisition of the MDHC Companies in October 2006.  The purchase price, including acquisition costs, of approximately $66.2 million was allocated to the estimated fair value of acquired tangible assets of $13.9 million, identifiable intangible assets of $8.7 million and assumed liabilities of $15.3 million as of October 1, 2006, resulting in goodwill totaling $58.9 million.  The identifiable intangible assets of $8.7 million consisted of estimated fair values of $1.6 million assigned to the trade name, $6.2 million to customer relationships and $0.9 million to a noncompete agreement.  The trade name was determined to have an estimated useful life of six years and the customer relationships and noncompete agreements were each determined to have estimated useful lives of eight and five years, respectively.  The fair values of the customer relationships and other identifiable intangible assets are amortized over their estimated lives using the straight-line method.  As of June 30, 2011, accumulated amortization for the trade name, customer relationships, and noncompete agreements was $1.3 million, $3.8 million, and $0.8 million, respectively.   The weighted average amortization period for these identifiable intangible assets is 7.1 years.  The customer relationships are non-contractual.  The fair value of the identifiable intangible assets was determined, with the assistance of an outside valuation firm, based on standard valuation techniques.

In Fiscal 2011, the purchase price related to the acquisition of the three operators of sleep diagnostic centers and a related entity that provides CPAP devices and supplies was allocated, on a preliminary basis, to the estimated fair values of the acquired tangible and intangible assets and the assumed liabilities.  Goodwill and other identifiable intangible assets recorded in connection with these acquisitions were $5.6 million and $3.9 million, respectively.  The identifiable intangible assets of $3.9 million, which primarily consist of the estimated fair value of customer relationships, have accumulated amortization of $0.7 million and a weighted average amortization period of 5.1 years.  The fair value of the identifiable intangible assets was determined based on standard valuation techniques.

The increases in goodwill of $5.6 million and $0.8 million during Fiscal 2011 and 2010, respectively, were related to the goodwill recorded in connection with the acquisition of sleep diagnostic centers.

The change in goodwill for our two reporting units during Fiscal 2011 was as follows:

	Provider Services	Sleep Services	Total
Balance at June 30, 2010	$73,204,582	$789,862	$73,994,444
Acquisition of sleep diagnostic centers	-	5,644,530	5,644,530
Purchase price adjustments	-	(13,373)	(13,373)
Balance at June 30, 2011	$73,204,582	$6,421,019	$79,625,601

Total amortization expense for identifiable intangible assets was $1.9 million, $1.3 million and $1.3 million for Fiscal 2011, 2010 and 2009, respectively.  The estimated aggregate amortization expense for intangible assets as of June 30, 2011 will be approximately $1.9 million, $1.7 million, $1.6 million, $0.7 million, and $0.3 million for each of the five succeeding fiscal years, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	June 30,		Estimated Useful Lives
	2011	2010	(in years)
Land	$1,919,746	$1,919,746	-
Building and improvements	5,923,877	5,328,851	40
Construction in progress	765,772	313,411	-
Vehicles	1,496,878	1,012,677	5
Furniture, fixtures and equipment	10,356,045	5,638,814	3-5
Furniture and equipment under capital lease	599,599	762,293	3-5
Leasehold improvements	3,960,148	2,920,223	5
	25,022,065	17,896,015
Less accumulated depreciation and amortization	(8,937,872)	(5,167,831)
	$16,084,193	$12,728,184

Depreciation expense for the years ended June 30, 2011, 2010 and 2009 was approximately $2.2 million, $1.6 million and $1.0 million, respectively.

We entered into various noncancellable leases for certain furniture and equipment that are classified as capital leases. The leases are payable over three to five years at incremental borrowing rates ranging from 6% to 8% per annum. Accumulated amortization for assets recorded under capital lease agreements was approximately $0.3 million and $0.5 million at June 30, 2011 and 2010, respectively.  Amortization of assets recorded under capital lease agreements was approximately $0.2 million, $0.2 million and $0.1 million for the years ended June 30, 2011, 2010 and 2009, respectively, and is included in depreciation expense for all years presented.

Future minimum lease payments under all capital leases are as follows:

For the year ending June 30,
2012	$164,921
2013	114,712
2014	65,191
2015	10,768
355,592
Less amount representing imputed interest	32,111
Present value of obligations under capital lease	323,481
Less current portion	140,099
Long-term capital lease obligations	$183,382

The current and long-term portions of obligations under capital leases are classified within accrued expenses and other current liabilities and other liabilities, respectively, in the accompanying consolidated balance sheets.

NOTE 5 – DEBT

In December 2009, we entered into a credit facility agreement (the “Credit Facility”) in order to renew and refinance our existing credit facilities.  The Credit Facility consists of two revolving credit facilities totaling $10,000,000 with a maturity date of January 31, 2012.  Interest on borrowings under the Credit Facility accrues at a per annum rate equal to the sum of 2.40% and the one-month LIBOR (0.19% at June 30, 2011), floating daily.  The Credit Facility contains certain customary representations and warranties, and certain financial and other customary covenants including covenants requiring us, on a consolidated basis, to maintain an adjusted tangible net worth of at least $25 million and a fixed charge coverage ratio of not less than 1.50 to 1.  Substantially all of our assets serve as collateral for the Credit Facility.  At June 30, 2011, there was no outstanding principal balance on the Credit Facility.  At June 30, 2011, we had letters of credit outstanding of $1.3 million which reduced the amount available for borrowing under the Credit Facility to $8.7 million.  Under the Credit Facility, we are no longer required to use certificates of deposit as collateral for outstanding letters of credit.

NOTE 6 – EARNINGS PER SHARE

A reconciliation of the denominator of the basic and diluted earnings per share computation is as follows:

	Year Ended June 30,
	2011	2010	2009
Basic weighted average number of shares outstanding	60,584,930	59,777,789	61,405,620
Dilutive effect of stock options	1,854,970	1,787,608	1,082,720
Diluted weighted average number of shares outstanding	62,439,900	61,565,397	62,488,340

Not included in calculation of dilutive earnings per share as impact is antidilutive:
Stock options outstanding	280,000	267,500	3,775,750

NOTE 7 - SHARE-BASED PAYMENT

The Amended and Restated Continucare Corporation 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”), which has been approved by our shareholders, permits the grant of stock options and restricted stock awards in respect of up to 13,000,000 shares of common stock to our employees, directors, independent contractors and consultants.  In February 2010, our shareholders approved an amendment and extension of the 2000 Stock Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance pursuant to the 2000 Stock Incentive Plan from 9,000,000 to 13,000,000 and to extend the expiration date of the 2000 Stock Incentive Plan from 2010 to 2020.  Under the terms of the 2000 Stock Incentive Plan, options are granted at the fair market value of the stock at the date of grant and expire no later than ten years after the date of grant.  Options granted under the plan generally vest over four years, but the terms of the 2000 Stock Incentive Plan provide for accelerated vesting if there is a change in control of the Company.  Historically, we have issued authorized but previously unissued shares of common stock upon option exercises.  However, we do not have a policy regarding the issuance or repurchase of shares upon option exercise or the source of those shares.  No restricted stock awards have been issued under the 2000 Stock Incentive Plan.

We recognize the cost relating to stock-based payment transactions in the financial statements over the period services are rendered according to the fair value of the stock-based awards issued.

We calculate the fair value for employee stock options using a Black-Scholes option pricing model at the time the stock options are granted and that amount is amortized over the vesting period of the stock options, which is generally up to four years.  The fair value for employee stock options granted during Fiscal 2011 and 2010 was calculated based on the following assumptions: risk-free interest rate ranging from 0.63% to 2.58% and 0.73% to 3.05%, respectively; dividend yield of 0%; weighted-average volatility factor of the expected market price of our common stock of 59.4% and 60.4%, respectively; and weighted-average expected life of the options ranging from 2 to 7 years depending on the vesting provisions of each option.  The fair value for employee stock options granted during Fiscal 2009 was calculated based on the following assumptions: risk-free interest rate ranging from 0.66% to 3.19%; dividend yield of 0%; volatility factor of the expected market price of our common stock of 58.6%; and weighted-average expected life of the option ranging from 2 to 7 years depending on the vesting provisions of each option.  The expected life of the options is based on the historical exercise behavior of our employees.  The expected volatility factor is based on the historical volatility of the market price of our common stock as adjusted for certain events that management deemed to be non-recurring and non-indicative of future events.

We recognized share-based compensation cost of $1.8 million, $1.4 million and $1.2 million for Fiscal 2011, 2010 and Fiscal 2009, respectively.  For Fiscal 2011, 2010 and 2009, we recognized excess tax benefits resulting from the exercise of stock options of approximately $0.2 million, $1.4 million and $0.1 million, respectively.  The excess tax benefits had a positive effect on cash flow from financing activities with a corresponding reduction in cash flow from operating activities in Fiscal 2011, 2010 and 2009 of $0.2 million, $1.4 million and $0.1 million, respectively.  During Fiscal 2011, 2010 and 2009, we issued 159,254 shares, 1,112,963 shares and 13,750 shares, respectively, of common stock, net of shares withheld, in connection with the exercise of stock options.

The following table summarizes information related to our stock option activity for Fiscal 2011:

	Number of Shares	Weighted Average Exercise Price

Outstanding at beginning of the year	5,839,334	$2.50
Granted	1,335,000	3.90
Exercised	(255,500)	1.78
Forfeited	(167,500)	3.23
Expired	(61,250)	2.49
Outstanding at end of the year	6,690,084	$2.79

Exercisable at end of the year	4,428,994
Weighted average fair value per share of options granted during the year	$2.05

The weighted average fair value per share of options granted during Fiscal 2010 and 2009 was $1.59 and $1.04, respectively.

The following table summarizes information about options outstanding and exercisable at June 30, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life

$1.35-$2.59	3,549,584	$2.21	4.9	3,045,369	$2.18	4.6
$2.63-$5.23	3,140,500	$3.45	7.8	1,383,625	$3.35	6.3

The total intrinsic value of options outstanding and options exercisable was $22.7 million at June 30, 2011.  The total intrinsic value of options exercised during Fiscal 2011, 2010 and 2009 was approximately $0.7 million, $4.4 million and $9,000, respectively.  As of June 30, 2011, there was approximately $1.6 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of 2 years.

We had 9.9 million shares of common stock reserved for future issuance related to stock options at June 30, 2011.

NOTE 8 - INCOME TAXES

We recognize deferred income tax assets and liabilities based upon differences between the financial reporting and tax bases of assets and liabilities.  We measure such assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We recorded a liability for unrecognized tax benefits of approximately $1.0 million at June 30, 2010 which included accrued interest of approximately $0.1 million, and included such liabilities in accrued expenses and other current liabilities on the accompanying consolidated balance sheets.  We recognize interest accrued related to unrecognized tax benefits in interest expense.  During the three-month period ended March 31, 2011, our liability for unrecognized tax benefits decreased by approximately $1.0 million and our income tax provision and interest expense decreased by $0.9 million and $0.1 million, respectively, as a result of the lapse of the applicable statute of limitations.  We are no longer subject to tax examinations by tax authorities for fiscal years ended on or prior to June 30, 2007.

We recorded an income tax provision of $13.7 million, $13.9 million and $9.6 million for Fiscal 2011, 2010 and 2009, respectively.  The income tax provision consisted of the following:

	Year Ended June 30,
	2011	2010	2009
Current:
Federal	$11,554,447	$10,847,528	$8,199,853
State	2,064,327	2,370,029	1,158,154
Total	13,618,774	13,217,557	9,358,007

Deferred:
Federal	77,042	543,787	181,483
State	5,502	132,009	60,831
Total	82,544	675,796	242,314

Total income tax provision	$13,701,318	$13,893,353	$9,600,321

Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The tax effects of temporary differences that give rise to deferred income tax assets and deferred income tax liabilities are as follows:

	June 30,
	2011	2010	2009
Deferred income tax assets:
Bad debt and notes receivable reserve	$98,968	$17,023	$-
Other	478,028	56,873	75,573
Impairment charge	487,046	742,836	999,617
Share-based compensation	2,757,686	2,154,254	1,861,818
Deferred income tax assets	3,821,728	2,970,986	2,937,008
Deferred income tax liabilities:
Depreciable/amortizable assets	(7,549,964)	(6,527,954)	(5,818,179)
Basis difference in tangible assets	(528,829)	(617,553)	(617,553)
Deferred income tax liabilities	(8,078,793)	(7,145,507)	(6,435,732)
Net deferred income tax liabilities	$(4,257,065)	$(4,174,521)	$(3,498,724)

After consideration of all the evidence, both positive and negative (including, among others, our projections of future taxable income and profitability in recent fiscal years), management determined that no valuation allowance was necessary at June 30, 2011, 2010 and 2009 to reduce the deferred income tax assets to the amount that will more likely than not be realized.  At June 30, 2011, we did not have any net operating losses available for carryforward.

A reconciliation of the statutory federal income tax rate with our effective income tax rate for the years ended June 30, 2011, 2010 and 2009 is as follows:

	Year Ended June 30,
	2011	2010	2009

Statutory federal rate	35.00%	35.00%	35.00%
State income taxes, net of federal income tax benefit	3.65	3.58	3.58
Change in liability for unrecognized tax benefit	(2.39)	-	-
Other non-deductible items	0.17	(0.06)	0.01
Effective tax rate	36.43%	38.52%	38.59%

NOTE 9 – SHARE REPURCHASE PROGRAM

Our Board of Directors approved a previously announced stock repurchase program to authorize the repurchase of 15,000,000 shares of our common stock.  Any such repurchases will be made from time to time at the discretion of our management in the open market or in privately negotiated transactions subject to market conditions and other factors.  As of August 31, 2011, we had repurchased 11,907,004 shares of our common stock for approximately $25.0 million.

NOTE 10 - EMPLOYEE BENEFIT PLAN

In January 1997, we adopted a tax qualified employee savings and retirement plan covering our eligible employees. The Continucare Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) was most recently amended and restated in December 2008. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code (the “Code”) and contains a feature described in Code Section 401(k) under which a participant may elect to have his or her compensation reduced by up to 75% (subject to IRS limits) and have that amount contributed to the 401(k) Plan. In October 2001, the Internal Revenue Service issued a favorable determination letter for the 401(k) Plan, and the latest amendment and restatement has been timely submitted to the Internal Revenue Service for a new favorable determination letter.

Under the 401(k) Plan, new employees who are at least 18 years of age are eligible to participate in the 401(k) Plan after 90 days of service. Eligible employees may elect to contribute to the 401(k) Plan up to a maximum amount of tax deferred contribution allowed by the Internal Revenue Code.  We may, at our discretion, make a matching contribution and a non-elective contribution to the 401(k) Plan.  There were no matching contributions for the years ended June 30, 2011, 2010 or 2009. Participants in the 401(k) Plan would not begin to vest in the employer contribution until the end of two years of service, with full vesting achieved after five years of service.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We are involved in legal proceedings incidental to our business that arise from time to time in the ordinary course of business including, but not limited to, claims related to the alleged malpractice of employed and contracted medical professionals, workers’ compensation claims and other employee-related matters, and minor disputes with equipment lessors and other vendors.  We have recorded an accrual for claims related to legal proceedings, which includes amounts for insurance deductibles and projected exposure, based on management’s estimate of the ultimate outcome of such claims.  We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, results of operations, financial condition, or cash flows.  However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, cash flow, and prospects.

Contingencies

CMS is performing audits of selected Medicare Advantage plans to validate the provider coding practices under the risk-adjustment methodology used to reimburse Medicare Advantage plans.  These audits involve a review of a sample of medical records for the HMO contracts selected for audit.  CMS has selected for audit several of the contracts of our HMO affiliates for the 2007 contract year and we expect that CMS will continue conducting such audits beyond the 2007 contract year.  Due to the uncertainties principally related to CMS’ audit payment adjustment methodology, we are unable to determine whether these audits would ultimately result in an unfavorable adjustment to us.  Accordingly, we are unable to estimate the financial impact of such adjustment if one occurs as a result of these audits.  Although the amount of the adjustment to us, if any, is not reasonably estimable at this time, such adjustment may have a material adverse effect on our results of operations, financial position, and cash flows.

Leases

We lease office space and equipment under various non-cancelable operating leases.  Rent expense under such operating leases was approximately $3.5 million, $2.9 million and $2.7 million for the years ended June 30, 2011, 2010 and 2009, respectively.  Future annual minimum payments under such leases as of June 30, 2011 are as follows:

For the fiscal year ending June 30,
2012	$3,360,551
2013	2,609,305
2014	2,484,637
2015	2,232,559
2016 and thereafter	1,431,694
Total	$12,118,746

NOTE 12 – VALUATION AND QUALIFYING ACCOUNTS

Activity in our valuation and qualifying accounts consists of the following:

	Year Ended June 30,
	2011	2010	2009

Allowance for doubtful accounts related to accounts and other receivables:
Balance at beginning of period	$44,129	$-	$783,741
Provision for doubtful accounts	392,702	118,895	-
Acquisition of sleep diagnostic centers	407,514	-	-
Write-offs of uncollectible accounts receivable	(519,791)	(74,766)	(783,741)
Balance at end of period	$324,554	$44,129	$-

NOTE 13 – RELATED PARTY TRANSACTIONS

We became a party to a lease agreement for office space owned by Dr. Luis Cruz, a director of the Company through February 2010.  For Fiscal 2011, 2010 and 2009, expenses related to this lease were approximately $0.4 million for each fiscal year.  This lease is scheduled to terminate on December 31, 2011 with an option to renew for an additional five years.

Effective November 1, 2007, we entered into agreements with Centers of Medical Excellence, Inc., an entity owned by Dr. Cruz pursuant to which this entity acted as one of our independent physician affiliates in connection with the provision of primary care health services to a limited number of Medicare Advantage members enrolled in plans sponsored by CarePlus Health Plans, Inc.  The arrangement was on substantially similar terms to arrangements we have with our other independent physician affiliates under at risk arrangements where we provide medical utilization services and pay a primary care capitation fee to the provider.  Under this arrangement, CarePlus paid us a monthly capitation fee based on the number of CarePlus Medicare Advantage members who selected Centers of Medical Excellence as their primary care provider and we in turn paid a monthly primary care capitation fee to Centers of Medical Excellence.  Centers of Medical Excellence was also eligible to receive a bonus from us if they operated in a cumulative surplus.  For Fiscal 2011, 2010 and 2009, we recognized an operating profit of $0 million, $0.3 million and an operating loss of $0.2 million, respectively, related to this arrangement.  Effective December 31, 2009, we terminated our agreements with Centers of Medical Excellence, Inc.

On September 19, 2008, we purchased an aggregate of 400,000 shares of our common stock from certain family trusts of Dr. Cruz.  Dr. Cruz does not have a beneficial ownership in the shares of common stock held by these family trusts.  Continucare paid $2.14 per share for the shares for an aggregate purchase price of $856,000.  The per share purchase price paid by Continucare represented a 10% discount from the closing price of Continucare’s common stock on September 19, 2008.

On September 19, 2008, we purchased an aggregate of 600,000 shares of our common stock from Mr. Garcia.  Continucare paid $2.14 per share for the shares for an aggregate purchase price of $1,284,000.  The per share purchase price paid by Continucare represented a 10% discount from the closing price of Continucare’s common stock on September 19, 2008.

On October 23, 2008, we entered into a joint venture with Dr. Jacob Nudel, a director of the Company, that sought to establish medical provider networks to provide services on an outpatient basis to patients sustaining injuries related to automobile accidents, which we refer to as special purpose provider networks.  Under the revenue and cost sharing provisions of the joint venture, provided that we had a liquidation preference with respect to 100% of our capital contributions, (i) all ordinary cash flow of the joint venture would have been distributed to us and Dr. Nudel, pro rata in accordance with the parties ownership interest, and (ii) all net proceeds from capital transaction or liquidation proceeds would have been distributed, first, to us until such time as we had received aggregate distributions equal to our aggregate capital contributions, and thereafter, to us and Dr. Nudel, pro rata in accordance with the parties ownership interest.  The Company and Dr. Nudel each had a 50% ownership interest in the joint venture.  For Fiscal 2011, 2010 and 2009, we recorded operating expenses of approximately $0 million, $0.4 million and $0.3 million, respectively, related to the joint venture. In April 2010, we terminated the business activities of the joint venture and recognized a loss on impairment of fixed assets of approximately $0.1 million during Fiscal 2010.

On January 15, 2009, we purchased an aggregate of 1,100,000 shares of its common stock from Mr. Garcia.  Continucare paid $1.71 per share for the shares for an aggregate purchase price of $1,881,000.  The per share purchase price paid by Continucare was the closing price of Continucare’s common stock on January 15, 2009.

On March 12, 2009, we purchased an aggregate of 350,000 shares of its common stock from certain family trusts of Dr. Cruz.  Dr. Cruz does not have a beneficial ownership in the shares of common stock held by these family trusts.  Continucare paid $1.69 per share for the shares for an aggregate purchase price of $591,500.  The per share purchase price paid by Continucare represented a 5% discount from the closing price of Continucare’s common stock on March 12, 2009.

NOTE 14 – QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

	For the Year Ended June 30, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$78,941,845	$80,314,998	$85,651,548	$88,549,817	$333,458,208
Net income	$5,792,754	$6,198,170	$7,257,346	$4,663,679	$23,911,949
Net income per common share:
Basic	$.10	$.10	$.12	$.08	$.39
Diluted	$.09	$.10	$.12	$.07	$.38

	For the Year Ended June 30, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$75,972,366	$75,256,100	$80,274,545	$79,288,452	$310,791,463
Net income	$5,308,339	$5,288,679	$5,900,611	$5,678,678	$22,176,307
Net income per common share:
Basic	$.09	$.09	$.10	$.09	$.37
Diluted	$.09	$.09	$.09	$.09	$.36

Basic and diluted net income per common share for each of the quarters presented above are based on the respective weighted average number of common shares outstanding for the quarters.  The sum of the quarterly basic and diluted net income per common share amounts may not be equal to the full year basic and diluted net income per common share amounts due to rounding.

NOTE 15 – SUBSEQUENT EVENTS

On July 1, 2011, a putative class action was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida by Kathryn Karnell, Trustee and the Aaron and Kathryn Karnell Revocable Trust U/A Dtd 4/9/09 against Continucare, the members of the Continucare Board, individually, Metropolitan, and the merger subsidiary. Also on July 1, 2011, a second putative class action was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida by Steven L. Fuller against Continucare, the members of the Continucare Board, individually, Metropolitan, and the merger subsidiary. On July 6, 2011, a third putative class action was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida by Hilary Kramer against Continucare, the members of the Continucare board of directors, individually, Metropolitan, and the merger subsidiary. On July 12, 2011, a fourth putative class action was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida by Jamie Suprina against Continucare, the members of the Continucare board of directors, individually, Metropolitan, and the merger subsidiary. Each of these suits sought to enjoin the proposed transaction between Continucare and Metropolitan, as well as attorneys’ fees. The Fuller, Kramer, and Suprina suits also sought rescissory and other money damages.

On July 28, 2011, an order was granted by the Court to consolidate these actions and appoint the lead plaintiff and the lead plaintiff’s counsel.

On August 12, 2011, the defendants entered into a preliminary settlement agreement ("Memorandum of Understanding") with the lead plaintiff regarding the settlement of the actions. In connection with the Memorandum of Understanding, Continucare agreed to make certain additional disclosures to its shareholders, which are contained in Continucare's Form 8-K filed with the SEC on August 12, 2011. Subject to the completion of certain confirmatory discovery by the lead plaintiff’s counsel, the parties will enter into a definitive stipulation of settlement. The definitive stipulation of settlement will be subject to customary conditions, including consummation of the merger and court approval following notice to Continucare’s shareholders. In the event that the parties enter into a definitive stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger transaction, the merger agreement, and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that the lead plaintiff’s counsel will petition the court for an award of attorneys’ fees and expenses to be paid by Continucare. There can be no assurance that the parties will ultimately enter into a definitive stipulation of settlement or that the court will approve the settlement. In such event, the litigation would resume.

Continucare, the director defendants, and Metropolitan vigorously deny all liability with respect to the facts and claims alleged in the lawsuits, and specifically deny that supplemental disclosure was required under any applicable rule, statute, regulation or law. However, solely to avoid the risk of delaying or adversely affecting the merger and the related transactions and to minimize the expense of defending the lawsuits, Continucare, its directors, and Metropolitan agreed to the settlement described above.

On August 22, 2011, at a Special Meeting of Shareholders, the Merger Agreement and the transactions contemplated thereby were approved by Continucare shareholders.  Assuming all conditions to closing are met, Continucare and Metropolitan expect to close the acquisition on or about the end of September 2011.  There can be no assurance, however, that the acquisition will close.